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                                                                     EXHIBIT 5.1



May 4, 2005

Teekay LNG Partners L.P.
TK House, Bayside Executive Park
West Bay Street and Blake Road
Nassau,
Commonwealth of the Bahamas

Dear Sirs:

TEEKAY LNG PARTNERS L.P. - REGISTRATION STATEMENT ON FORM S-8

     We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands ("Marshall Islands Law") for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the "Partnership"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, with respect to 1,000,000 units of the Partnership's common units (the "Units") that may be issued pursuant to the Partnership's 2005 Long Term Incentive Plan (the "Plan").

In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the Certificate of Limited Partnership dated November 2, 2004 of the Partnership, (ii) the form of First Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of the Partnership, (iii) the Certificate of Formation of Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner (the "General Partner") of the Partnership, (iv) the form of the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the "General Partner LLC Agreement"),
(v) the Registration Statement, (vi) the Plan, and (v) originals, or copies certified to our satisfaction, of all such records of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, the General Partner and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.

     Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that any Units that may be issued pursuant to the Plan have been duly authorized and that, upon the issuance thereof by the Partnership in accordance with the terms of the Plan and the receipt of consideration therefor in accordance with the terms of the Plan, such Units will be validly issued, fully paid and non-assessable.

This opinion is limited to Marshall Islands Law and is as of the effective date of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

WATSON, FARLEY & WILLIAMS (NEW YORK) LLP

/s/ WATSON FARLEY & WILLIAMS (NEW YORK) LLP